Exhibit 21



                            THERMOSPECTRA CORPORATION

                         Subsidiaries of the Registrant



   At March 14, 1997, the Registrant owned the following companies:

                                                State or         Registrant's
                                              Jurisdiction           % of
   Name                                     of Incorporation      Ownership
   --------------------------------         ----------------     ------------

   Thermo Spectra B.V.                      The Netherlands        100
     Nicolet Technologies B.V.              The Netherlands        100
       Bakker Electronics Limited           United Kingdom         100
     NORAN Instruments B.V.                 The Netherlands        100
   Diametrix Detectors, Inc.                   Delaware             50
   Gould Instrument Systems, Inc.                Ohio              100
   Thermo Spectra GmbH                          Germany            100
     Gould Nicolet Messtechnik GmbH             Germany            100
       NORAN Instruments GmbH                   Germany            100
     Thermo Spectra Limited                 United Kingdom         100
       Nicolet Technologies Ltd.            United Kingdom         100
     Thermo Spectra S.A.                        France             100
       Nicolet Technologies S.A.R.L.            France             100
   Kevex Instruments Inc.                      Delaware            100
   Kevex X-Ray Inc.                            Delaware            100
   Nicolet Instrument Technologies Inc.        Wisconsin           100
   NORAN Instruments Inc.                      Wisconsin           100
   Park Scientific Instruments Corporation    California           100